UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  April 30, 2010

CDSS Wind Down Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2100 McKinney Avenue
Suite 1500
Dallas, Texas 75201
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(214) 520-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements
This report contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed due to factors such as, among others, the risk that the contemplated merger with Green Energy Management Systems, Inc. (“GEM”) might not be consummated, the limited operating history of GEM, difficulty in developing, exploiting and protecting its proprietary technologies, intense competition and substantial regulation in the energy industry.

Item 1.01 Entry into a Material Definitive Agreement

On April 30, 2010, we entered into an Amendment to merger Agreement (the “Amendment”) to the previously disclosed definitive merger agreement (the “Agreement”) with Green Energy Management Systems, Inc. Pursuant to the Amendment, each of the parties agreed to extend the termination date from April 30, 2010 to June 30, 2010.

The foregoing description of the Amendment is not complete and is qualified in its entirety by the full and complete terms of the Amendment, which is attached as Exhibit 10.1 to this current report and is incorporated by reference herein.

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 5.01 Changes in Control of Registrant

On August 27, 2008, CDSS Wind Down Inc. (the "Company") and Steven B. Solomon, the Company’s Chief Executive Officer, President and Chairman of the Board of Directors, entered into a Convertible Promissory Note (the "Note"), which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 2, 2008.  The Note represented advances of approximately $69,450 of advances by Mr. Solomon to the Company.  The Note bears interest at eight percent (8%) per year and is payable on August 27, 2010 or upon demand by Mr. Solomon.  In the event the Note were converted in full at the option of Mr. Solomon, Mr. Solomon would receive 228,788,200 shares of the Company's common stock, representing 85% of the Company's common stock.

On April 30, 2010, Mr. Solomon exercised his right to convert $18,821 of outstanding principal and interest under the Note in exchange for 62 million shares of our common stock.  Prior to this conversion, Mr. Solomon beneficially owned 6,854,484 shares of the Company's outstanding common stock, and had the right to acquire an additional 228,788,200 shares of common stock on conversion of the Note.  Therefore, after this conversion on April 30, 2010, Mr. Solomon owns directly a total of 68,854,484 shares of our outstanding common stock, or 71.5% of our outstanding shares of common stock.  Mr. Solomon continues to beneficially own 235,642,684 shares of our common stock, or 89.6% of the outstanding shares assuming full conversion of the Note into shares of our common stock.  As a result of the conversion, Mr. Solomon owns more than 50% of our common stock outstanding, giving him control of the Company (including the ability to approve the proposed merger with Green Energy Management Systems, Inc. referred to above) through the voting power over a majority of the shares of our outstanding common stock.

The Company does not have a sufficient number of authorized shares of common stock available to permit the full conversion of the Note at this time.  In August 2007, the Company agreed to use its best efforts to obtain shareholder approval to (a) increase the number of authorized shares of common stock to a number sufficient to permit conversion, or (b) to effect a reverse stock split to reduce the number of currently outstanding shares of common stock to a number small enough to permit the conversion of the Note.

The sale and issuance of the Note to Mr. Solomon, on August 27, 2008, and the issuance of shares of Common Stock upon conversion thereof on April 30, 2010, are exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D, as transactions by an issuer not involving a public offering. Mr. Solomon is an accredited investor, as that term is defined in Regulation D, including as a result of his executive officer status.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which includes the disclosure required by Item 5.01(a)(8) of Form 8-K.

On March 31, 2010, the Company filed a Current Report on Form 8-K with respect to a definitive merger agreement between the Company and Green Energy Management Systems, Inc, which may result in a change in control of the Company at a subsequent date.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
10.1	Amendment to Merger Agreement with Green Energy Management Systems, Inc., dated April 30, 2010
10.2	Notice of Conversion from Steven B. Solomon, dated April 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDSS Wind Down Inc.,
a Delaware corporation

Dated: April 30, 2010	/s/ Steven B. Solomon
Steven B. Solomon
Chief Executive Officer